EXHIBIT 99.1

                        MAXXIM MANAGEMENT TEAM TO ACQUIRE
                    MAXXIM MEDICAL FOR $26 PER SHARE IN CASH

                    FOX PAINE TO PROVIDE THE EQUITY FINANCING

                TRANSACTION VALUED AT APPROXIMATELY $800 MILLION

For immediate release

         Clearwater, FL and San Francisco, CA (June 14, 1999) Maxxim Medical, Inc. (NYSE - MAM) announced today that a management group, led by Kenneth W. Davidson, the Company's Chairman, Chief Executive Officer and President, with equity financing provided by investment funds managed by Fox Paine & Company, LLC, have entered into a definitive merger agreement to acquire the Company in a recapitalization transaction. Under the terms of the merger agreement, holders of all of the outstanding shares of Maxxim, except senior executive officers and certain other current shareholders of Maxxim ("Rollover Shareholders"), will receive $26.00 per share in cash. Based upon Maxxim Medical's closing price of $19.875 on Friday, June 11, 1999, this represents a premium of 30.8%. In connection with the merger, the existing debt of the Company will be refinanced, with the Company making a consent solicitation and tender offer for all of its outstanding 10 1/2% Senior Subordinated Notes, due 2006.

         Kenneth W. Davidson, Chairman, President and Chief Executive Officer of the Company stated, "We are pleased to have found a financial partner in Fox Paine which is equally committed to our long-stated goal of being a leading developer, manufacturer and distributor of a diversified range of single-use medical specialty products."

         Saul Fox, Chairman and Chief Executive Officer of Fox Paine said, "We are delighted to be working with Ken Davidson, his energetic management team and the over 5,000 talented Maxxim Medical employees to support their initiatives." "Investing in medical products companies will continue to be an important focus for our firm," added Dexter Paine, President of Fox Paine.

         The proposed transaction is subject to certain conditions, including shareholder approval, regulatory approvals, the availability of funding under the existing equity and debt financing commitments and other customary closing conditions. The merger has a total value in excess of $800 million, including equity and debt. The transactions will be funded by equity and debt commitments from Fox Paine and a debt commitment from The Chase Manhattan Corporation providing the balance of the financing necessary to complete the transactions. The commitments are subject to customary closing conditions.

         Lazard Freres & Co. LLC acted as financial advisor to the Special Committee of the Board of Directors of Maxxim Medical, which negotiated the transaction. Chase Securities Inc. acted as financial advisor to Fox Paine.

         The Rollover Shareholders, who will continue as shareholders of the Company, have entered into voting agreements with the acquiror pursuant to which they have agreed to vote all of their shares, representing approximately 8.0% of Maxxim's outstanding common stock, in favor of the

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merger. The Company will call a special meeting of its shareholders as soon as practicable to consider the approval of the merger.

         Maxxim Medical, Inc. is a major, diversified developer, manufacturer and marketer of specialty medical products for use in acute and alternate care settings such as custom procedure trays, medical gloves, endoscopic and laproscopic systems as well as electrosurgical and video systems for general surgery, urology, gynecology, interventional radiology and critical care.

         Fox Paine manages investment funds in excess of $500 million providing equity capital to growth-oriented management-led buyouts and company expansion programs. Fox Paine engages exclusively in friendly transactions developed in cooperation with a company's management, shareholders and board of directors. The Fox Paine funds' participants include the long-term equity arms of leading domestic and international public and corporate pension funds, endowments and financial institutions.

         Certain statements in this release are "forward-looking statements" within the meaning of the Private Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding the consummation and benefits of future acquisitions, as well as expectations with respect to future sales, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors, that might affect such forward-looking statements include, among other things, overall economic and business conditions, the demand for the Company's goods and services, competitive factors in the industries in which the Company competes, changes in government regulation and the timing, impact and other uncertainties of future acquisitions.

         Contacts:

               Maxxim Medical, Inc.            Fox Paine & Company, LLC
               Mary Lugris                     c/o Abernathy, MacGregor & Frank
               727-561-2100                    Andrew Brimmer
                                               Loren Iati
               Katherine Mittelbusher          (212) 371-5999
               Morgen Walke
               (212) 850-5600